Exhibit 99.4

May 12, 2022

Grab Holdings Limited

3 Media Close, #01-03/06

Singapore 138498

Re: Registration Statement of Grab Holdings Limited on Form F-1

Ladies and Gentlemen:

A.	Introduction

We are qualified lawyers of the Republic of Indonesia (“Indonesia”) and as such are qualified to issue this opinion (this “Opinion”) on the Indonesian Laws effective as of the date hereof.

B.	Purpose

We act as Indonesia counsel to Grab Holdings Limited, a holding limited company incorporated under the laws of the Cayman Islands (the “Company”), and this Opinion is delivered to you solely for your benefit in connection with the Registration Statement on Form F-1 to which this Opinion is attached (the “Registration Statement”), initially filed with the United States Securities and Exchange Commission on May 12, 2022, under the U.S. Securities Act of 1933, as amended.

C.	Documents

In rendering this Opinion, we have examined originals, copies or notarial restatements of the documents provided to us by the Company or issued by the government authorities in Indonesia and obtained by us listed in Appendix 1 to this Opinion (collectively, the “Documents”).

D.	Key Definitions

As used in this Opinion:

“Company Law” refers to Law No. 40 Year 2007 dated August 16, 2007 regarding Companies with Limited Liability, as amended.

“Company Profile” refers to the company profile in respect of the Local Subsidiary (as defined below), which we obtained from the MOLHR on May 11, 2022.

“Court Searches” refers to the statement letters of the clerks of the courts, which we obtained on various dates as listed in Appendix 2 to this Opinion, and the searches of the publicly accessible websites of those courts, which we performed as at May 11, 2022.

SSEK	14th Floor Mayapada Tower
INDONESIAN	Jl. Jend. Sudirman Kav.28 Jakarta 12920 Indonesia
LEGAL	P.O. Box 8314/JKS Jakarta 12083
CONSULTANTS	Phone 62 21 29532000 / 5212038 Fax 62 21 521 2039 www.ssek.com

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“Government of Indonesia” means the central government of Indonesia.

“Governmental Agencies” means the courts and governmental agencies or bodies of the Government of Indonesia.

“Governmental Authorizations” means licenses, consents, authorizations, decisions, decrees, permissions, declarations, notifications, numbers, acknowledgements, approvals, orders, registrations, clearances, inspections, waivers, qualifications, certificates, permits, and similar documents from, and the reports to and filings with, Governmental Agencies, in each case pertaining to a particular person.

“Indonesian Laws” means the published and publicly available statutes, regulations, decrees, guidelines, orders, notices, circulars, and other directives of the Government of Indonesia, in each case having general effect and the force of law on the date of this Opinion.

“Investment Law” refers to Law No. 25 Year 2007 dated April 26, 2007 regarding Capital Investment, as amended.

“Local Subsidiary” means PT Solusi Pengiriman Indonesia.

“MOLHR” means the Ministry of Law and Human Rights of Indonesia.

“OSS” means the Online Single Submission system maintained by the Ministry of Investment of Indonesia.

“Share Pledges” means the pledges over shares in the Local Subsidiary listed in Appendix 3 to this Opinion.

“Share Register” means the Share Register in respect of the Local Subsidiary included in the Documents.

“Shareholdings” means the direct and indirect shareholdings in the Local Subsidiary shown in the diagram in Appendix 4 to this Opinion.

E.	Assumptions

For the purpose of this Opinion, we have assumed:

(i)	the genuineness of all signatures, stamps, seals, and markings on, and the authenticity of, all Documents;

(ii)	the completeness and conformity with the originals of all Documents submitted to us as copies or as restatements in notarial deed form;

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(iii)	the continued accuracy and effectiveness of all Documents, without revocation, recission, supplement, amendment, or other modification, except as reflected in the Documents;

(iv)	the requisite legal capacity of any individual executing any of the Documents;

(v)	the due authorization and execution of all Documents;

(vi)	the absence of any illegal or unconscionable conduct in relation to the procurement, execution, delivery, or performance of the Documents;

(vii)	all Documents are in full force and effect and are valid, binding, and enforceable in accordance with their terms and have not been violated, breached, revoked, terminated, or amended;

(viii)	there is nothing misleading in the Documents;

(ix)

the Documents have each been implemented by the parties thereto or bound thereby in accordance with its terms and Indonesian Laws, no party thereto is in breach of any term or obligation under or in respect thereof, and none of the Documents was entered into for a purpose other than as apparent from the express terms thereof;

(x)

the Documents include the complete deeds of establishment, articles of association, and their respective acknowledgements and/or approvals of the MOLHR, and all business licensing and shareholder arrangements, currently in effect for the Local Subsidiary;

(xi)	where a contractual arrangement included in the Documents does not state a governing law, that contractual arrangement is governed by Indonesian law and not foreign law;

(xii)

each individual at any time directly or indirectly owning shares in the Local Subsidiary was legally married only to the individual providing any spousal consent or party to any prenuptial agreement in effect at the time such shares were acquired or disposed;

(xiii)

there is no agreement and/or statement affirming that the ownership of any shares in the Local Subsidiary or in any company established under Indonesian Laws which directly or indirectly holds shares in the Local Subsidiary is for and on behalf of any other person;

(xiv)	each holder of any shares in the Local Subsidiary is the beneficial owner of those shares;

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(xv)

the issued and paid-up capital of the Local Subsidiary as reflected in the Documents has been paid into bank accounts of the Local Subsidiary or as in-kind payments in the manner prescribed by Indonesian Laws;

(xvi)	there is no pledge, fiduciary transfer of other encumbrances over any shares in the Local Subsidiary except as reflected in the Share Register;

(xvii)

the Indonesian nationality, and the absence of any foreign nationality, of all individuals directly and indirectly holding any shares in the Local Subsidiary other than indirectly through PT Grab Teknologi Indonesia;

(xviii)	the absence of any legal or commercial entity as the direct or indirect holder of any shares in the Local Subsidiary other than as shown in Appendix 4 to this Opinion;

(xix)	the conformity of the English-language version to the Indonesian-language version of any Document made in both English and Indonesian;

(xx)

the truth, accuracy and completeness of statements, representations, undertakings, or confirmations provided to us by any director or other representative of the Local Subsidiary, including, without limitation, those included in the Documents;

(xxi)	the information disclosed in the Company Profile and the Court Searches is complete, accurate and current;

(xxii)	the direct and indirect shareholdings in the Local Subsidiary are as shown in the Shareholdings;

(xxiii)	there are no laws other than Indonesian Laws which may affect our Opinion;

(xxiv)	there is no matter pertinent to this Opinion other than as reflected in the Documents; and

(xxv)	there are no documents other than the Documents which would affect our opinions contained herein.

F.	Opinions

Based on our review of the Documents and subject to the assumptions and qualifications contained herein, we are of the opinion that:

(a)	The Local Subsidiary has been duly incorporated and is validly existing under Indonesian Laws.

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(b)

All the issued and outstanding shares of the Local Subsidiary (i) have been duly authorized and validly issued; (ii) are fully paid; and (ii) are held free and clear of any fiduciary transfer or share pledge except for the Share Pledges.

(c)	The direct and indirect foreign shareholdings in the Local Subsidiary comply with foreign shareholding limitations applicable to the Local Subsidiary under Indonesian Laws.

(d)

The description of the direct shareholdings in the Local Subsidiary set forth in the Registration Statement under the captions “Prospectus Summary – Our Organizational Structure,” “Risk Factors – Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia – In certain jurisdictions, we are subject to restrictions on foreign ownership – Indonesia” and “Business – Corporate Structure” is true and accurate.

G.	Qualifications

The opinions expressed above are subject to the following additional explanations, limitations, qualifications, and exceptions:

(1)

For purposes of this Opinion, we have not reviewed any documents other than the Documents, and we have not performed any searches other than obtaining the Company Profile and conducting the Court Searches.

(2)

The enforcement of contractual arrangements pertaining to control and economic benefit in relation to shares requires that the arrangements not be illegal or for an unlawful purpose. In this regard, Article 33 of the Investment Law prohibits any agreement and/or statement affirming that the ownership of any shares in an Indonesian company is for and on behalf of any other person. Where any such agreement and/or statement is between a domestic investor and a foreign investor such as the Company or any Indonesian company in which the Company directly or indirectly holds shares, Article 33 further provides that such agreement and/or statement is void. This risk is highlighted in the Registration Statement under the caption “Risk Factors – Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia – In certain jurisdictions, we are subject to restrictions on foreign ownership – Indonesia”.

(3)

The Company Profile is an excerpt from the Companies Register maintained by the MOLHR, as required under Article 29(1) of the Company Law, based on information which is self-reported by the Local Subsidiary through public notaries engaged for this purpose. The information contained in the Company Profile is neither conclusive nor binding as a matter of Indonesian law and may be incomplete or inaccurate or otherwise subject to error. There exists no reliable public registry in Indonesia for obtaining, or confirming the accuracy of, a company’s corporate information, including, without limitation, its constitutional documents and shareholders and their respective shareholdings.

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(4)

The information contained in the Court Searches is not conclusive as a matter of Indonesian law and may be incomplete or inaccurate or otherwise subject to error. While the Court Searches comprise both online and manual court searches, there exists no reliable public registry in Indonesia by which to determine if the company is the subject of litigation.

(5)

Nothing in this Opinion should be taken to mean that the Documents or any obligations contained therein will necessarily be enforced by the courts in Indonesia in accordance with their terms in all circumstances.

(6)

The enforcement of an obligation or document in Indonesia may be affected or limited by defenses available generally to obligors in Indonesia, to the provisions of any applicable bankruptcy or insolvency law or proceedings thereunder, to similar laws of general application affecting creditors’ rights generally, and to the requirement to act in good faith in the performance of any contract.

(7)	There is no reliable public source from which to know the regulations, guidelines, decrees, or other directions of the Government of Indonesia or any Government Agencies.

(8)

There is no independent means to verify that cash or other value has been paid to a company in Indonesia so that its shares are fully paid except by an audit performed by professional accountants, which we are not and so cannot verify.

(9)

There is no public registry by which to know whether shares in an Indonesian company have been pledged in respect of a debt or otherwise encumbered, whether in respect of a debt or otherwise, and no publicly accessible registry by which to know whether such shares have been given as fiduciary security (jaminan fidusia) in respect of a debt. Article 60(3) of the Company Law requires that a pledge of shares be recorded in a company’s Share Register, and we have reviewed the Share Register included in the Documents as to the Local Subsidiary.

(10)

Our opinions regarding the ownership of any shares in the Local Subsidiary reflect the current holders of shares only and should not be construed as an opinion as to the chain of title comprising historical transfers of shares leading to the current shareholdings. The Indonesian courts sometimes rule that current title to shares in Indonesian companies is invalid because of a legally defective transfer of shares in the chain of title leading to the current holding.

(11)

We express no opinion on whether the Local Subsidiary has complied with potential obligations or liabilities of the Local Subsidiary under Presidential Regulation No. 13 of 2018 regarding Beneficial Ownership dated March 5, 2018, which requires that an Indonesian company disclose the identities of its beneficial owners to the relevant Governmental Agencies.

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(12)

The enforceability of a power of attorney or other agreement in Indonesia may be affected or limited by, among other things, (i) general defenses available to obligors, and actions available to creditors, under Indonesian Laws; (ii) Indonesian Laws pertaining to bankruptcy, suspension of debt payment obligations, fraudulent conveyance, and other similar laws relating to the rights of creditors; and (iii) any public policy of Indonesia.

(13)

The enforcement of a power of attorney or other agreement or obligation in Indonesia is subject to rules of civil procedure as applied by the Indonesian courts, including those pertaining to service of process.

(14)

Indonesian Laws provide that a power of attorney may terminate or be revoked by the grantor for the reasons specified in Articles 1813 and 1814 of the Indonesian Civil Code, and it is unclear whether a power of attorney may be made irrevocable under Indonesian Laws, whether by waiver of these provisions of the Indonesian Civil Code or otherwise.

(15)

The general principle of Indonesian Laws stated in the Official Elucidation of Article 60(4) of the Company Law, that voting rights in respect of shares may not be transferred apart from ownership of those shares, may affect the enforceability of a holder’s exercise of rights under a power of attorney to vote shares in a company, including the Local Subsidiary, to the extent that power of attorney is deemed to be general rather than specific.

(16)	Rights and obligations under any agreement to which Indonesian Laws apply are subject to the principle of good faith, which may limit or preclude the reliance on, or enforcement of, contractual terms.

(17)

Where a power of attorney or other agreement does not provide for its governing law, an Indonesian court may or may not determine that Indonesian Laws govern, as Indonesian Laws do not incorporate definitive rules governing choice of law or conflicts of law.

(18)

Indonesian Laws require that an agreement to which an Indonesian is party be made in the Indonesian language except that, where a foreign person is also party thereto, the agreement may be made in either the Indonesian language or in Indonesian and a second language, in which case the parties may designate one of the two languages to be the governing language, and some Indonesian courts have held agreements made in violation of this requirement to be void and therefore unenforceable.

(19)	This Opinion does not extend to any Documents governed by laws other than Indonesian Laws.

(20)	We assume no obligation to advise you of any change in the laws of the Republic of Indonesia occurring after the date of this Opinion.

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This Opinion is strictly limited to the matters stated herein as of the date hereof and may not be read as extending by implication to any other matter in connection with the Registration Statement or otherwise, including, without limitation, any agreement or other document signed in connection with the Registration Statement.

We hereby consent to the use of this Opinion in, and the fling of this Opinion as an exhibit to, the Registration Statement, and to the references to our name in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agency.

This Opinion is governed by and shall be construed in accordance with Indonesian Laws.

Very truly yours,

SOEWITO SUHARDIMAN EDDYMURTHY KARDONO

/s/ SOEWITO SUHARDIMAN EDDYMURTHY KARDONO

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Appendix 1

DOCUMENTS

1.	Deed of Establishment and Articles of Association

a.

Deed No. 46 dated March 10, 2017, drawn up before Hasbullah Abdul Rasyid, S.H., M.Kn., Notary in Jakarta, which has been approved by the MOLHR by virtue of its Decree No. AHU-0014872.AH.01.01.Tahun 2017 dated March 29, 2017; and

b.

Deed No. 2 dated December 4, 2018, drawn up before H. Arief Afdal, SH., M.Kn., Notary in Jakarta, which has been approved by the MOLHR by virtue of its Decree No. AHU-0029664.AH.01.02.Tahun 2018 and acknowledged by the MOLHR by virtue of its Letter No. AHU-AH.01.03-0273868 dated December 11, 2018.

c.

Deed No. 19 dated April 14, 2022 drawn up before H. Arief Afdal, SH., M.Kn., Notary in Jakarta, which has been approved by the MOLHR by virtue of its Decree No. AHU-0028254.AH.01.02.Tahun 2022 and acknowledged by the MOLHR by virtue of its Letter No. AHU-AH.01.09-0006273 dated April 19, 2022.

2.	Business Licenses

a.	Business Identification Number (Nomor Induk Berusaha) 9120107402431 dated April 23, 2019, as lastly amended on April 26, 2022, issued by the OSS;

b.	Postal Service License (Izin Penyelenggaraan Pos) dated August 2, 2017, and first amended on September 11, 2020, issued by the OSS; and

c.	Postal Service License (Izin Penyelenggaraan Pos) No. 203/POS.01.00/31/2017 dated August 2, 2017, issued by the Minister of Communications and Informatics.

3.	Shareholding Arrangements

a.	Loan Agreement between Grab Inc. as lender and PT Ekanusa Yadhikarya Indah as borrower dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

b.	Pledge of Shares Agreement between Grab Inc. as pledgee and PT Ekanusa Yadhikarya Indah as pledgor dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

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c.	Assignment of Dividends Agreement between Grab Inc. as assignee and PT Ekanusa Yadhikarya Indah as assignor dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

d.	Option Agreement between Grab Inc. as option grantee and PT Ekanusa Yadhikarya Indah as option grantor dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

e.	Power of Attorney between Grab Inc. as attorney and PT Ekanusa Yadhikarya Indah as authorizer dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

f.	Loan Agreement between Grab Inc. as lender and PT Ekanusa Yudhakarya Indah as borrower dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

g.	Pledge of Shares Agreement between Grab Inc. as pledgee and PT Ekanusa Yudhakarya Indah as pledgor dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

h.	Assignment of Dividends Agreement between Grab Inc. as assignee and PT Ekanusa Yudhakarya Indah as assignor dated June 22, 2018, which is signed both in Bahasa Indonesia and English;

i.	Option Agreement between Grab Inc. as option grantee and PT Ekanusa Yudhakarya Indah as option grantor dated June 22, 2018, which is signed both in Bahasa Indonesia and English; and

j.	Power of Attorney between PT Ekanusa Yudhakarya Indah as authorizer and Grab Inc. as attorney dated June 22, 2018, which is signed both in Bahasa Indonesia and English.

4.	Share Register

Share Register dated February 26, 2021.

5.	Share Certificates

a.	Collective Share Certificate No. 1 dated February 26, 2021, issued for PT Grab Teknologi Indonesia as the holder of 4,900,049 shares with a nominal value of IDR4,900,049,000;

b.	Collective Share Certificate No. 2 dated February 26, 2021, issued for PT Ekanusa Yadhikarya Indah as the holder of 2,500,025 shares with a nominal value of IDR2,500,025,000; and

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c.	Collective Share Certificate No. 3 dated February 26, 2021, issued for PT Ekanusa Yudhakarya Indah as the holder of 2,600,026 shares with a nominal value of IDR2,600,026,000.

6.	Beneficial Ownership Statements

Beneficial Ownership Statement Letter of the Local Subsidiary signed by Stephanus Ardianto Hadiwidjaja as a Director of Solusi Pengiriman Indonesia (undated), for purposes of Presidential Regulation No. 13 of 2018 regarding the Implementation of Principles for Identifying the Beneficial Owner of Corporation in the Framework of Preventing and Combating Money Laundering and Terrorism Financing and MOLHR Regulation No. 15 of 2019 regarding the Procedures on the Implementation of Principles for Identifying the Beneficial Owner of Corporation.

7.	Evidence Issued and Paid-up Capital Paid

a.	Capital injections made pursuant to Deed No. 46 dated March 10, 2017, drawn up before Hasbullah Abdul Rasyid, S.H., M.Kn., are evidenced by the following:

•

Bank Statement of The Local Subsidiary for the period of July 2017 reflecting the transfer of capital injection in the amount of IDR100,000,000 on July 14, 2017, and IDR9,900,000,000 on July 17, 2017, both by PT Grab Teknologi Indonesia.

b.	Capital injections made pursuant to Deed No. 2 dated December 4, 2018, drawn up before H. Arief Afdal, SH., M.Kn., are evidenced by the following:

•	Bank Transfer Receipt from Yadhikarya in the amount of IDR2,500,000,000 dated May 11, 2021;

•	Bank Transfer Receipt from Yadhikarya in the amount of IDR25,000 dated May 11, 2021;

•	Bank Transfer Receipt from Yudhikarya in the amount of IDR2,600,000,000 dated May 11, 2021;

•	Bank Transfer Receipt from Yudhikarya in the amount of IDR26,000 dated May 11, 2021; and

•	Bank Transfer Receipt from PT Grab Teknologi Indonesia in the amount of IDR49,000 dated June 10, 2021.

8.	Certificate

Original certificate of the authorized director or directors of the Local Subsidiary, which we received in the form attached hereto as Appendix 5.

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Appendix 2

COURT SEARCH STATEMENT LETTERS

1.	Letter of the District Court of South Jakarta No. 85/Sktr/Pan/HKM/2021/PN/Jkt-Sel dated April 9, 2021;

2.	Letter of the Commercial Court of Central Jakarta No. W10.U1/1217/Pdt.02/IV/2021/03 dated April 12, 2021;

3.	Letter of the Industrial Relations Court of Jakarta W10.U1.PHI/73/IV/2021/03 dated April 14, 2021;

4.	Letter of the Administrative Court of Jakarta No. W2-TUN1.927/HK.06/IV/2021 dated April 20, 2021;

5.	Letter of the Indonesian National Arbitration Centre (Sovereign Plaza) No. S-006/BANI/IV/2021 dated April 19, 2021;

6.	Letter of the Indonesian National Arbitration Centre (Wahana Graha Mampang) No. 21.132/SKB/IV/BANI/WD dated April 16, 2021; and

7.	Letter of the Tax Court of Jakarta No. KET-96/SP/Wk/2021 dated April 20, 2021.

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Appendix 3

SHARE PLEDGES

1.

Pledge over 2,500,025 shares of PT Ekanusa Yadhikarya Indah in favor of Grab Inc. in respect of Loan Agreement between PT Ekanusa Yadhikarya Indah as borrower and Grab Inc. as lender dated June 22, 2018;

2.

Pledge over 2,600,026 shares of PT Ekanusa Yudhakarya Indah in favor of Grab Inc. in respect of Loan Agreement between PT Ekanusa Yudhakarya Indah as borrower and Grab Inc. as lender dated June 22, 2018; and

3.

4,900,049 shares held by PT Grab Teknologi Indonesia in favor of Wilmington Trust (London Limited) in respect of Credit and Guaranty Agreement, pursuant to Pledge of Shares Agreement between PT Grab Teknologi Indonesia as pledgor and Wilmington Trust (London Limited) as pledgee, dated January 29, 2021.

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Appendix 4

SHAREHOLDINGS

*	Formerly named PT Solusi Transportasi Indonesia.

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Appendix 5

FORM OF DIRECTOR’S CERTIFICATE

Director’s Certificate (this “Certificate”) of

PT Solusi Pengiriman Indonesia

(the “Company”)

May _____, 2022

To:

Soewito Suhardiman Eddymurthy Kardono

Mayapada Tower I, 14th Floor

Jl. Jend. Sudirman Kav. 28

Jakarta 12920

Indonesia

(as the Indonesian legal advisers to GHL (as defined below))

We refer to the Registration Statement on Form F-1 (the “Registration Statement”) by Grab Holdings Limited, a holding limited company incorporated under the laws of the Cayman Islands (“GHL”) initially filed with the United States Securities and Exchange Commission on May 12, 2022 under the U.S. Securities Act of 1933.

In my capacity as the sole Director of the Company, I hereby certify to Soewito Suhardiman Eddymurthy Kardono (“SSEK”) in connection with a legal opinion of even date with this Certificate which SSEK is delivering as to certain matters of Indonesian for use in connection with the Registration Statement (the “SSEK Opinion”) as follows:

1.	I am duly authorized to execute and deliver this Certificate on behalf of the Company.

2.	I have had the opportunity to read and consider the SSEK Opinion.

3.	I have made all queries of the shareholders, officers, management and employees of the Company necessary for the accuracy and completeness of the statements made in this Certificate.

4.

This Certificate does not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

5.	The complete deed of establishment and articles of association are set forth in Part 1 of Appendix 1 to the SSEK Opinion.

6.	The complete business licenses of the Company are as set forth in Part 2 of Appendix 1 to the SSEK Opinion.

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7.	There are no arrangements pertaining to the ownership of shares in the Company other than as set forth in Part 3 of Appendix 1 of the SSEK Opinion.

8.	The share register of the Company is as set forth in Part 4 of Appendix 1 to the SSEK Opinion.

9.	There are no share certificates of the Company other than as set forth in Part 5 of Appendix 1 to the SSEK Opinion.

10.	All amounts comprising the issued and paid-up capital of the Company have been paid to the Company, the evidence of which is as set forth in Part 7 of Appendix 1 to the SSEK Opinion.

11.	All pledges over any shares in the Company are as set forth in Appendix 3 to the SSEK Opinion.

12.	The direct and indirect shareholdings in the Company are as set forth in Appendix 4 to the SSEK Opinion.

13.	The Company engages in no business activities other than as described in its deed of establishment and articles of association and business licenses.

14.

There are (i) no actions, suits or proceedings outstanding against the Company or to which any property of the Company is subject, (ii) no petitions, applications or proceedings outstanding for the bankruptcy or suspension of debt payment obligations against the Company, and (iii) no steps have been taken in the Republic of Indonesia for the appointment of an administrator, receiver or liquidator in respect of, or for the winding up or dissolution of, the Company.

15.

I have no reason to believe that any of the assumptions made in Part E of the SSEK Opinion is inaccurate or incomplete in any way which would affect any of the opinions contained in Part F of the SSEK Opinion.

This Certificate is given as of its date.

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I hereby acknowledge and agree that the contents of this Certificate will be relied upon by SSEK in connection with the SSEK Opinion.

PT SOLUSI PENGIRIMAN INDONESA

Stamp duty Rp 10,000 + Company’s chop
Name:
Title: